Exhibit 10.2

AMENDMENT TO EXCLUSIVE CHANNEL COLLABORATION AGREEMENT

This AMENDMENT TO THE EXCLUSIVE CHANNEL COLLABORATION AGREEMENT (the “Amendment”) is effective as of June 29, 2016 (the “Amendment Effective Date”) by and between INTREXON CORPORATION, a Virginia corporation with offices at 20374 Seneca Meadows Parkway, Germantown, MD 20876 (“Intrexon”) and ZIOPHARM ONCOLOGY, INC., a Delaware corporation having its principal place of business at 1180 Avenue of the Americas, 19th Floor, New York, NY 10036 (“ZIOPHARM”). Intrexon and ZIOPHARM may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. WHEREAS Intrexon and ZIOPHARM are parties to that certain Exclusive Channel Collaboration Agreement, effective September 28, 2015 (the “Agreement”), pursuant to which Intrexon appointed ZIOPHARM as its exclusive channel collaborator for developing and commercializing certain products for the prevention or treatment Graft vs Host Disease in humans; and

B. WHEREAS the Parties now mutually desire to amend the Agreement;

D. NOW, THEREFORE, the Parties agree to amend the terms of the Agreement as provided below, effective as of the Amendment Effective Date.

1.	GENERALLY

1.1 Capitalized terms present within this Amendment that are not proper names or titles, that are nor conventionally capitalized, or that are not otherwise defined within this Amendment shall have the meaning set forth in the Agreement (as previously amended).

1.2 The Parties, in conjunction with and contemporaneously with this Amendment, have entered into Preferred Stock Purchase Agreement of even date herewith (the “Preferred Stock Agreement”).

2.	AMENDMENT TO THE AGREEMENT

2.1 Profit Sharing on ZIOPHARM Sales. All references to “fifty percent (50%)” in Section 5.2(a) of the Agreement are hereby amended to now read “twenty percent (20%)”. For clarity, Section 5.2(b) of the Agreement is not amended under this Amendment.

3.	COMPENSATION

3.1 Payments from ZIOPHARM. In partial consideration for the amendments agreed to herein by Intrexon, ZIOPHARM shall issue to Intrexon certain shares of ZIOPHARM preferred stock in accordance with the terms and conditions of the Preferred Stock Agreement. Provided that all closing conditions for delivery of stock under the Preferred Stock Agreement that are within the reasonable control of Intrexon have been satisfied or waived, the issuance of all shares under the Preferred Stock Agreement in satisfaction of this Section 3.1 is a condition subsequent to the effectiveness of this Amendment.

4.	MISCELLANEOUS

4.1 Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into the Agreement. The provisions of the Agreement as amended remain in full force and effect.

4.2 Entire Agreement. The Agreement, together with the Preferred Stock Agreement, constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

4.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, Intrexon and ZIOPHARM have executed this Amendment by their respective duly authorized representatives as of the Amendment Effective Date.

INTREXON CORPORATION		ZIOPHARM ONCOLOGY, INC.

By:	/s/ Randal J. Kirk	By:	/s/ Laurence J. N. Cooper, M.D., Ph.D.

Name:	Randal J. Kirk	Name:	Laurence J. N. Cooper, M.D., Ph.D.

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Signature Page to Amendment to Exclusive Channel Collaboration Agreement